Exhibit 99.1

FOR IMMEDIATE RELEASE

IRONWOOD PHARMACEUTICALS APPOINTS DOUGLAS WILLIAMS, PH.D.,

TO BOARD OF DIRECTORS

CAMBRIDGE, Mass., June 4, 2014 — Ironwood Pharmaceuticals, Inc. (NASDAQ: IRWD) announced today the appointment of Douglas Williams, Ph.D., to its board of directors. Dr. Williams currently serves as executive vice president, research and development for Biogen Idec Inc. and was previously chief executive officer of ZymoGenetics, Inc.

“Ironwood is passionate about attracting board members who have business savvy, a strong interest in our company, absolute integrity, great strategic judgment and an owner-oriented mindset. We believe Doug possesses each of these critical characteristics and will be an excellent representative for Ironwood’s shareholders,” said Peter Hecht, chief executive officer of Ironwood. “Doug also has valuable perspective derived from his breadth of experience: he is a great drug hunter, as evidenced by his role in the discovery and development of blockbuster rheumatoid arthritis drug Enbrel, and he is also a terrific strategic thinker, as his successful leadership of ZymoGenetics and recent revitalization of Biogen’s research initiatives have demonstrated.”

“The Ironwood team has brought a pioneering product with a new mechanism of action to the gastrointestinal market, and they are developing a rich pipeline built on their commitment to innovation,” said Dr. Williams. “I look forward to collaborating with the team as they explore ways to maximize the appropriate utility of their approved product, advance their focused research and work to bring important new therapeutic options to patients for many years to come.”

Dr. Williams has served as executive vice president, research and development at Biogen Idec since January 2011. Previously, he held several senior executive positions, including chief executive officer and chief scientific officer, at ZymoGenetics, where he also served as a director. While at ZymoGenetics, he oversaw development of peginterferon lambda-1a, now in Phase III, and several other oncology and immunology programs. Before joining ZymoGenetics, Dr. Williams served as chief scientific officer and executive vice president of research and development at Seattle Genetics Inc., where he oversaw the development of cancer drug Adcetris® (brentuximab vedotin). Before that he held a series of scientific and senior leadership positions over a decade at Immunex Corp., where he led development of blockbuster rheumatoid arthritis drug Enbrel® (etanercept). Dr. Williams’ tenure at Immunex culminated with his position as executive vice president and chief technology officer, and he went on to serve as a senior vice president at Amgen Inc. following its acquisition of Immunex. Before joining industry, Dr. Williams served on the faculty of the Indiana University School of Medicine and the Department of Laboratory

Medicine at the Roswell Park Memorial Institute in Buffalo, New York. He serves on the board of directors of Regulus Therapeutics Inc., and previously served on the board of directors of Oncothyreon Inc. and Array BioPharma Inc. Dr. Williams received his B.S. in Biological Sciences from the University of Massachusetts, Lowell and Ph.D. in Physiology from the State University of New York at Buffalo, Roswell Park Memorial Institute Division.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (NASDAQ: IRWD) is focused on creating medicines that make a difference for patients, building value to earn the continued support of our fellow shareholders, and empowering our team to passionately pursue excellence. We discovered, developed and are commercializing linaclotide, which is approved in the United States and a number of other countries. Our pipeline priorities include exploring further opportunities for linaclotide, as well as leveraging our therapeutic expertise in gastrointestinal disorders and our pharmacologic expertise in guanylate cyclases to address patient needs across the upper and lower gastrointestinal tract. Ironwood was founded in 1998 and is headquartered in Cambridge, Mass. Connect with us at www.ironwoodpharma.com or on Twitter at www.twitter.com/ironwoodpharma; information that may be important to investors will be routinely posted in both these locations.

Trademarks referred to in this press release are the property of their respective owners. All rights reserved.

Media Relations	Investor Relations
Trista Morrison, 617-374-5095	Mary T. Conway, 617-621-8308
Associate Director, Corporate Communications	Investor Relations
tmorrison@ironwoodpharma.com	mconway@ironwoodpharma.com

Source: Ironwood Pharmaceuticals, Inc.